Exhibit 5.1

February 28, 2011

Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, Pennsylvania 19422

Ladies and Gentlemen:

We have acted as counsel to Unisys Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-155735) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of 2,587,500 shares of 6.25% Mandatory Convertible Preferred Stock, Series A, with an initial liquidation preference of $100 per share (the “Preferred Shares”) pursuant to the Underwriting Agreement dated February 22, 2011 among the Company, Goldman, Sachs & Co. and Citigroup Global Markets Inc. The Preferred Shares are being issued under a Certificate of Designations dated as of February 28, 2011 (the “Certificate of Designations”). Pursuant to the Certificate of Designations, the Mandatory Convertible Preferred Stock will be convertible into shares (the “Conversion Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company.

We have examined the Registration Statement, a duplicate of the global certificate representing the Preferred Shares, a form of the share certificate for the Common Stock and the Certificate of Designations which has been filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on February 28, 2011. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Preferred Shares have been validly issued and are fully paid and nonassessable.

2. The Conversion Shares issuable pursuant to the Certificate of Designations upon the conversion of the Preferred Shares, when issued and delivered in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/	Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP